Exhibit 99.1

NEWS RELEASE
For immediate release

Navient announces changes to leadership structure aligned to business strategy

HERNDON, Va., Jan. 8, 2026—Navient (Nasdaq: NAVI) announced today the following changes in its leadership structure to better align with its business strategy.

Steve Hauber, EVP and chief administrative officer (CAO), has been appointed EVP and chief financial officer (CFO), effective immediately. He is now responsible for Navient’s finance and accounting operations, capital markets and investor relations, in addition to his responsibilities for other corporate functions that include legal, internal audit and corporate compliance.

Troy Standish, EVP and chief operating officer (COO), continues to lead Navient’s education finance activities, including management of the FFELP and private portfolios and in-school loan originations. In addition, he assumes responsibility for Navient’s technology and human resource operations, effective immediately.

Separately, a new CFO role has been established that is dedicated to and reporting into Earnest, a fintech lender and subsidiary of Navient. A search to fill this position is underway.

As part of these changes, EVP and CFO Joe Fisher will leave the company and will support the leadership transition activities before departing the company during the first quarter.

“These organizational changes reposition Navient and Earnest into more independent operations that better align capabilities with market growth opportunities,” said David Yowan, president and CEO of Navient. “Steve and Troy are strong leaders with broad and deep experience in managing our corporate and education finance activities. The establishment of a dedicated CFO for Earnest represents further investment in talent to strengthen capabilities to capture its growth opportunities. I want to thank Joe for his leadership and substantial contributions to the company and wish him all the best.”

Hauber has been with the company since 2003 and previously held senior leadership positions in risk management, compliance, and internal audit. Hauber holds a bachelor’s degree in business administration and a Master of Accounting degree from the University of North Carolina at Chapel Hill.

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About Navient
Navient (Nasdaq: NAVI) creates long-term value for customers and investors with responsible lending, flexible refinancing, trusted servicing oversight, and decades of education finance and portfolio management expertise. Through our Earnest business, we help customers confidently achieve financial success through digital financial services. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:
Media: Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com
Investors: Jen Earyes, 571-592-8582, jen.earyes@navient.com

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